Ex-4.1
                          SECURITIES PURCHASE AGREEMENT

      SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of March 28, 2000, by and among The Netplex Group, Inc., a New York corporation, with headquarters located at 1800 Robert Fulton Drive, Suite 250, Reston, Virginia 20191 (the "Company"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "Buyer" and collectively, the "Buyers").

      WHEREAS:

      A. The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act");

      B. The Company has authorized the following new series of its preferred stock, par value $0.01 per share: the Company's Series D Convertible Preferred Stock (the "Preferred Stock"), which shall be convertible into shares of the Company's common stock, par value $0.001 per share (the "Common Stock") (as converted, the "Conversion Shares"), in accordance with the terms of the Company's Certificate of Amendment to its Certificate of Incorporation for the Preferred Stock, substantially in the form attached hereto as Exhibit A (the "Certificate of Amendment");

      C. Each Buyer wishes to purchase, upon the terms and conditions stated in this Agreement (i) the number of shares of Preferred Stock in the respective amounts set forth opposite each Buyer's name on the Schedule of Buyers (which number of Preferred Stock to be issued to all Buyers in the aggregate shall equal 10,000 shares of Preferred Stock (the "Initial Preferred Shares")) and
(ii) warrants, substantially in the form attached hereto as Exhibit B (the "Initial Warrants"), to acquire a number of shares of Common Stock for each Initial Preferred Share purchased equal to the result of (a) $570, divided by
(b) the average of the Weighted Average Prices (as defined in the Initial Warrants) of the Common Stock for the 30 consecutive trading days beginning on and including the first trading day after the date on which the Company files a Form 8-K or Form 10-K with the SEC describing the terms of the offering of Preferred Stock pursuant to the first sentence of Section 4(j) (as exercised, collectively, the "Initial Warrant Shares");

      D. Subject to the terms and conditions set forth in this Agreement, each Buyer has the right to purchase and the Company may be required to sell (i) a number of additional shares of Preferred Stock equal to such Buyer's pro rata portion of a total of 5,000 shares of Preferred Stock (based on the number of Initial Preferred Shares each Buyer purchased in relation to the total number of Initial Preferred Shares issued) (collectively, the "Additional Preferred Shares") and (ii) warrants, substantially in the form of Exhibit B (the "Additional Warrants"), to acquire a number of shares of Common Stock for each Additional Preferred Share purchased equal to the result of (a) $570, divided by
(b) the average of the Weighted Average Prices (as defined in the Additional Warrants) of the Common Stock for the 15 consecutive trading days beginning on and including the first trading day after the Call Trigger Date (as defined below) (as exercised, collectively, the "Additional Warrant Shares"); the Initial Preferred Shares and the Additional Preferred Shares collectively are referred to in this Agreement as the "Preferred Shares"; the Initial Warrants and the Additional Warrants collectively are referred to in this Agreement as the "Warrants"; and the Initial Warrant Shares, and the Additional Warrant Shares are collectively referred to in this Agreement as the "Warrant Shares"; and

      E. Contemporaneously with the execution and delivery of this Agreement, the Company and each Buyer are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit C (the "Registration Rights Agreement") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

      NOW THEREFORE, the Company and the Buyers hereby agree as follows:

      1. PURCHASE AND SALE OF PREFERRED SHARES AND WARRANTS.

            a. Purchase of Preferred Shares. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6(a) and 7(a) below, the Company shall issue and sell to each Buyer and each Buyer severally agrees to purchase from the Company the respective number of Initial Preferred Shares set forth opposite such Buyer's name on the Schedule of Buyers, along with Initial Warrants to acquire a number of shares of Common Stock for each Initial Preferred Share purchased equal to the result of (a) $570, divided by (b) the average of the Weighted Average Prices (as defined in the Initial Warrants) of the Common Stock for the 30 consecutive trading days beginning on and including the first trading day after the date on which the Company files a Form 8-K or Form 10-K with the SEC describing the terms of the offering of Preferred Stock pursuant to the first sentence of Section 4(j) (the "Initial Closing"). Subject to the satisfaction (or waiver) of the conditions set forth in Sections 1(c), 6(b) and 7(b), at the option of each Buyer, the Company shall issue at multiple closings, if applicable, and sell to each such Buyer and each such Buyer may purchase from the Company that number of Additional Preferred Shares equal to such Buyer's pro rata portion of 5,000 Additional Preferred Shares (based on the number of Initial Preferred Shares each Buyer purchased in relation to the total number of Initial Preferred Shares issued), along with the Additional Warrants to purchase a number of Additional Warrant Shares per Additional Preferred Share equal to the result of (i) $570, divided by (ii) the average of the Weighted Average Prices (as defined in the Additional Warrants) of the Common Stock for the 15 consecutive trading days beginning on and including the first trading day after the Call Trigger Date (each an "Additional Closing" and collectively with the Initial Closing, the "Closings."). The purchase price (the "Purchase Price") of each Preferred Share and the related Warrants at each of the Closings shall be an aggregate of $1,000. "Business Days" means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

            b. The Initial Closing Date. The date and time of the Initial Closing (the "Initial Closing Date") shall be 10:00 a.m. Central Time, within three (3) Business Days following the date hereof, subject to the satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6(a) and 7(a) (or such later date as is mutually agreed to by the Company and the Buyers). The Initial Closing shall occur on the Initial Closing Date at the offices of Katten Muchin Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693.

            c. The Additional Closing Date. The date and time of each Additional Closing (an "Additional Closing Date") shall be 10:00 a.m. Central time, on the date specified in the Additional Share Notice (as defined below), subject to satisfaction (or waiver) of the conditions to each Additional Closing set forth in Sections 6(b) and 7(b) and the conditions contained in this Section 1(c) (or such later date as is mutually agreed to by the Company and each Buyer purchasing Preferred Shares at such Closing). At any time during the period beginning on and including the Call Trigger Date and ending on and including the date which is two (2) years after the Call Trigger Date, but subject to the requirements of Sections 6(b) and 7(b) and the conditions contained in this
Section 1(c); each Buyer may purchase, at such Buyer's option, Additional Preferred Shares and the related Additional Warrants by delivering written notice to the Company (a "Additional Share Notice") at least five Business Days (the "Additional Share Notice Date") prior to the Additional Closing Date set forth in the Additional Share Notice. The Additional Share Notice shall set forth (i) the number of Additional Preferred Shares along with the related Additional Warrants such Buyer will purchase at such Additional Closing which number shall not exceed such Buyer's pro rata portion of 5,000 Additional Preferred Shares (based on the number of Initial Preferred Shares each Buyer purchased in relation to the total number of Initial Preferred Shares issued),
(ii) the aggregate Purchase Price for the Additional Preferred Shares and the related Additional Warrants to be purchased and (iii) the Additional Closing Date. "Call Trigger Date" shall mean (I) the earlier of (A) the date the Company files its Form 10-Q for the three months ended June 30, 2000, if such Form 10-Q does not disclose that on or before August 1, 2000 the Company (x) consummated the Subsequent Financing (as defined below), and (y) obtained a new credit facility with a bank providing immediately available funds of at least $5,000,000 on commercially reasonable terms (the "Credit Facility") or (B) August 14, 2000, if the Company fails to file its Form 10-Q for the three months ended June 30, 2000 on or before August 14, 2000, unless the Company has publicly disclosed prior to August 14, 2000 that on or before August 1, 2000 the Company (x) consummated the Subsequent Financing and (y) obtained the Credit Facility,


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

or (II) any date subsequent to (y) the date the Company files its Form 10-Q for the three months ended June 30, 2000 or (z) August 14, 2000 if the Company fails to file such form 10-Q on or before August 14, 2000, on which the Company publicly discloses that the Credit Facility is not effective and available, or a new credit facility with a bank which has terms which are no less favorable to the Company than, and for an amount not less than, the Credit Facility is effective and available. The Additional Closing shall occur on an Additional Closing Date at the offices of Katten Muchin Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693. The Initial Closing Date and the Additional Closing Dates collectively are referred to in this Agreement as the "Closing Dates". For purposes of this Section 1(c), "Subsequent Financing" means the sale by the Company of shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock which (i) includes net proceeds to the Company of at least $5,000,000 at the time such offering is consummated, (ii) is classified as equity under U.S. Generally Accepted Accounting Principles, (iii) does not include or involve, directly or indirectly, the exercise, conversion or exchange of any securities or rights outstanding on March 28, 2000, and (iv) is not pursuant to any agreement entered into by the Company prior to March 28, 2000 nor any amendment to any such agreement.

            d. Form of Payment. On each of the Closing Dates, (i) each Buyer purchasing Preferred Shares and Warrants at such Closing shall pay the Purchase Price to the Company for the Preferred Shares and the related Warrants to be issued and sold to such Buyer at such Closing, by wire transfer of immediately available funds in accordance with the Company's written wire instructions, less any amount withheld for expenses pursuant to Section 4(i), and (ii) the Company shall deliver to each Buyer, stock certificates (in the denominations as such Buyer shall request) (the "Preferred Stock Certificates") representing such number of the Preferred Shares which such Buyer is then purchasing hereunder along with warrants representing the related Warrants, duly executed on behalf of the Company and registered in the name of such Buyer or its designee.

      2. BUYER'S REPRESENTATIONS AND WARRANTIES.

            Each Buyer represents and warrants with respect to only itself that:

                  a. Investment Purpose. Such Buyer (i) is acquiring the Preferred Shares and the Warrants, (ii) upon conversion of the Preferred Shares, will acquire the Conversion Shares then issuable and (iii) upon exercise of the Warrants, will acquire the Warrant Shares issuable upon exercise thereof (the Preferred Shares, the Conversion Shares, the Warrants and the Warrant Shares collectively are referred to herein as the "Securities"), for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

                  b. Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a)(3) of Regulation D.

                  c. Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

                  d. Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained in Sections 3 and 9(m) below. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such


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

accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

                  e. No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

                  f. Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act, as amended, (or a successor rule thereto) ("Rule 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account or other loan secured by the Securities.

                  g. Legends. Such Buyer understands that the certificates or other instruments representing the Preferred Shares and the Warrants and, until such time as the sale of the Conversion Shares and the Warrant Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares and the Warrant Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act, or (iii) such holder provides the Company with a representation letter in the form attached hereto as Exhibit E (a "Representation Letter") relating to the sale of the Securities pursuant to Rule 144.

            h. Authorization; Enforcement; Validity. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and are valid and binding agreements of such Buyer enforceable against such Buyer in accordance with their terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

            i. Residency. Such Buyer is a resident of that jurisdiction specified in its address on the Schedule of Buyers.

            j. No Other Agreements. Such Buyer has not, directly or indirectly, made any agreements with the Company relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

      3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

            The Company represents and warrants to each of the Buyers that:

                  a. Organization and Qualification. Except as set forth in
Schedule 3(a), the Company and its "Subsidiaries" (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest of an amount greater than fifty percent (50%) of the total equity or similar interest of such entity) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below) or the Certificate of Amendment. A complete list of entities in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest in an amount greater than one percent (1%) of the total equity of such entity is set forth in Schedule 3(a).

                  b. Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5), the Warrants and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents"), and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents of the Company and the execution and filing of the Certificate of Amendment by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Preferred Shares and the Warrants and the reservation for issuance and the issuance of the Conversion Shares and the Warrant Shares issuable upon conversion or exercise thereof, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders. The Transaction Documents have been duly executed and delivered by the Company. The Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies. The Certificate of Amendment has been filed on or prior to the Closing Date with the Department of State of the State of New York and will be in full force and effect, enforceable against the Company in accordance with its terms and shall not have been amended unless in compliance with its terms.

                  c. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 40,000,000 shares of Common Stock, of which as of March 24, 2000, 17,797,755 shares are issued and outstanding, 5,199,362 shares are reserved for issuance pursuant to the Company's stock option and purchase plans and 8,061,390 shares are issuable and reserved for issuance pursuant to securities (other than the Preferred Shares and the Warrants or shares reserved for issuance pursuant to the Company's stock option and purchase plans) exercisable or exchangeable for, or convertible into, shares of Common Stock and during the period between March 24, 2000 and the date hereof, no additional issuances of Common Stock have been made which in the aggregate exceed 50,000 shares of Common Stock and (ii) 6,000,000 shares of Preferred Stock, of which as of the date hereof, 1,904,438 shares have been designated as Series A Preferred Stock of which 80,597 shares are issued and outstanding; 1,500,000 shares have been designated Series B Preferred Stock of which no shares are issued and outstanding; and 1,500,000 shares have been designated Series C Preferred Stock of which 1,500,000 shares are issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in
Schedule 3(c), (A) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights (other than antidilution or similar rights) or any liens or encumbrances suffered or permitted by the Company; (B) there are no outstanding debt securities issued by the Company; (C) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries; (D) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement); (E) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (F) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement; and (G) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. The Company has furnished to each Buyer true and correct copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "Certificate of Incorporation"), and the Company's Bylaws, as amended and as in effect on the date hereof (the "Bylaws"), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

                  d. Issuance of Securities. The Preferred Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be (i) validly issued, fully paid and non-assessable, (ii) free from all taxes, liens and charges with respect to the issuance thereof and (iii) entitled to the rights and preferences set forth in the Certificate of Amendment. 2,300,000 shares of Common Stock (subject to adjustment pursuant to the Company's covenant set forth in Section 4(f) below) have been duly authorized and reserved for issuance upon conversion of the Preferred Shares and upon exercise of the Warrants. Upon conversion or exercise in accordance with the Certificate of Amendment or the Warrants, as the case may be, the Conversion Shares and the Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the accuracy of the Buyer's representations and warranties as to factual matters contained in Section 2, the issuance by the Company of the Securities is exempt from registration under the 1933 Act.

                  e. No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company, the performance by the Company of its obligations under the Certificate of Amendment and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Conversion Shares and the Warrant Shares) will not (i) result in a violation of the Certificate of Incorporation, any Certificate of Amendment, Preferences and Rights of any outstanding series of preferred stock of the Company or the Bylaws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party; (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market (as defined below)) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any term of its Certificate of Incorporation, any Certificate of Amendment, Preferences and Rights of any outstanding series of preferred stock of the Company or Bylaws or their organizational charter or bylaws, respectively. Except as disclosed in Schedule 3(e), neither the Company or any of its Subsidiaries is in violation or any term of or in default under any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except where such violations and defaults would not result, either individually or in the aggregate, in a Material Adverse Effect. The Company has not violated any term of and is in compliance with all the terms and conditions of (i) each security issued by the Company to The Zanett Securities Corporation or any predecessor or successor thereto or any affiliate or client of The Zanett Securities Corporation ("Zanett") and (ii) each agreement to which the Company and Zanett are parties. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents or to perform its obligations under the Certificate of Amendment, in each case in accordance with the terms hereof or thereof. Except as disclosed in Schedule 3(e), all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which may reasonably be expected to give rise to any of the foregoing. The Company is not in violation of the listing requirements of the Principal Market, including, without limitation, the requirements set forth in Rule 4310(c)(25)(H) of the Principal Market and has no actual knowledge of any facts which would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future.

                  f. SEC Documents; Financial Statements. Since December 31, 1997, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). A complete list of the SEC Documents is set forth on Schedule 3(f) hereto. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyers which is not included in the SEC Documents, including, without limitation, information referred to in Section 2(d), contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. Neither the Company nor any of its Subsidiaries or any of their officers, directors, employees or agents have provided the Buyers with any material, nonpublic information, except for the Disclosed Information (as defined below). On April 20, 2000, the Company will meet the requirements for the use of Form S-3 for registration of the resale of the Registrable Securities (as defined in the Registration Rights Agreement). The "Disclosed Information" is certain information disclosed by the Company to each Buyer (i) on March 24, 2000 relating to the draft, dated March 24, 2000, of the Company's Form 10-K for the year ended December 31, 1999 (the "Draft 10-K") and (ii) on March 20, 2000 relating to Zanett exercising its right to purchase additional prepaid warrants and incentive warrants from the Company.

                  g. Absence of Certain Changes. Except as disclosed in Schedule 3(g), the Draft 10-K or as disclosed in the SEC Documents filed with the SEC on EDGAR at least five (5) days prior to the date hereof, since December 31, 1998 there has been no material adverse change and no material adverse development in the business, properties, assets, operations, results of operations or financial conditions of the Company or its Subsidiaries. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. Except as disclosed in Schedule 3(g) or as disclosed in the SEC Documents filed with the SEC on EDGAR at least five
(5) days prior to the date hereof, since December 31, 1998 the Company has not declared or paid any dividends, sold any assets, individually or in the aggregate, in excess of $100,000 outside of the ordinary course of business or had capital expenditures, individually or in the aggregate, in excess of $100,000 outside the ordinary course of business.

                  h. Absence of Litigation. Except as disclosed in the SEC Documents filed with the SEC on EDGAR at least five (5) days prior to the date hereof, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Subsidiaries or any of the Company's or the Subsidiaries' officers or directors in their capacities as such, except as expressly set forth in Schedule 3(h). Except as set forth in Schedule 3(h), to the knowledge of the Company none of the directors or officers of the Company have been involved in securities related litigation during the past five years.

                  i. Acknowledgment Regarding Buyer's Purchase of Preferred Shares. The Company acknowledges and agrees that each of the Buyers is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the Certificate of Amendment and the transactions contemplated hereby and thereby. The Company further acknowledges that each Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the Certificate of Designation and the transactions contemplated hereby and thereby and any advice given by any of the Buyers or any of their respective representatives or agents in connection with the Transaction Documents and the Certificate of Amendment and the transactions contemplated hereby and thereby is merely incidental to such Buyer's purchase of the Securities. The Company further represents to each Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

                  j. Intentionally Omitted.

                  k. No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

                  l. No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company or any of its Subsidiaries take any action or steps that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings.

                  m. Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Preferred Shares and the Warrant Shares issuable upon exercise of the Warrants will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Preferred Shares in accordance with this Agreement and the Certificate of Amendment and its obligation to issue the Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Warrants, is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

                  n. Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any union labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened. None of the Company's or its Subsidiaries' employees is a member of a union which relates to such employee's relationship with the Company, neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer, to the knowledge of the Company and its Subsidiaries, is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant.

                  o. Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights necessary to conduct their respective businesses as now conducted. Except as set forth on
Schedule 3(o), none of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets or other intellectual property rights necessary to conduct its business as now conducted have expired or terminated, or are expected to expire or terminate within two years from the date of this Agreement. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, trade secrets or other intellectual property rights of others, or of any development of similar or identical trade secrets or technical information by others and, except as set forth on Schedule 3(o), there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its Subsidiaries regarding its trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, trade secrets, or infringement of other intellectual property rights; and the Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing, except where any of the foregoing would not result, either individually or in the aggregate, in a Material Adverse Effect. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

                  p. Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval except where, in each of the three foregoing cases, the failure to so comply would not result, either individually or in the aggregate, in a Material Adverse Effect.

                  q. Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3(q) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company and its Subsidiaries.

                  r. Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, taken as a whole.

                  s. Regulatory Permits. Except for the absence of which would not result, either individually or in the aggregate, in a Material Adverse Effect, the Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

                  t. Internal Accounting Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  u. No Materially Adverse Contracts, Etc. Neither the Company nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has or could reasonably be expected in the future to have a Material Adverse Effect.

                  v. Tax Status. The Company and each of its Subsidiaries (i) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes), (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and for which the Company has made appropriate reserves for on its books, and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations (referred to in clause (i) above) apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

                  w. Transactions With Affiliates. Except as set forth on
Schedule 3(w) and in the SEC Documents filed at least ten days prior to the date hereof, and other than the grant of stock options disclosed on Schedule 3(c), none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

                  x. Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation which is or could become applicable to the Buyers as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and the Buyers' ownership of the Securities.

                  y. Rights Agreement. The Company has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

                  z. Foreign Corrupt Practices. Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

                  aa. Year 2000 Compliance. The Company believes that the computer applications that are currently material to its or any Subsidiary's business and operations are reasonably expected to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000.

                  bb. No Other Agreements. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

                  cc. Series C Convertible Preferred Stock. Waterside Capital Corporation, a Virginia corporation, is the only holder of the Company's Series C Convertible Preferred Stock and the warrants issued in connection with the issuance of the Series C Convertible Preferred Stock.

                  dd. The Pennsylvania Merchant Group and Farris, Baker and Watts, Inc. Warrants. The warrants issued to The Pennsylvania Merchant Group on October 21, 1999 and to Farris, Baker and Watts, Inc. in June, 1998, contain no anti-dilution provision other than for stock splits, stock dividends, stock combinations or any similar transactions.

                  ee. Zanett Placement Agent Agreement. The Amended and Restated Placement Agency Agreement dated March 22, 2000 between the Company and Zanett is the only placement agent agreement or similar agreement between the Company and Zanett and supersedes all prior placement agent or similar agreements between the Company and Zanett or any affiliate of Zanett.

      4. COVENANTS.

            a. Best Efforts. Each party shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

            b. Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before each of the Closing Dates, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at each of the Closings pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to each Buyer on or prior to the Closing Dates. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following the Closing Date.

            c. Reporting Status. Until the date which is 60 days after the date on which the last Preferred Share or Warrant or right to purchase Preferred Shares has been converted, exercised or expired, as the case may be (the "Reporting Period"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

            d. Use of Proceeds. The Company will use the proceeds from the sale of the Preferred Shares for working capital purposes.

            e. Financial Information. The Company agrees to send the following to each Investor (as that term is defined in the Registration Rights Agreement) during the Reporting Period: (i) within two (2) days after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, (provided, however, that the Company will have satisfied its obligations under this clause (i) if the information required by this clause (i) is filed on and available for retrieval from EDGAR; (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries; and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders;.

            f. Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the number of shares of Common Stock needed to provide for the issuance of the shares of Common Stock upon conversion of all outstanding Preferred Shares (without regard to any limitations on conversions) and 100% of the number of shares of Common Stock needed to provide for the issuance of the shares of Common Stock upon exercise of all outstanding Warrants (without regard to any limitations on exercises).

            g. Right of Participation. Subject to the exceptions described below, the Company and its Subsidiaries agrees that during the period beginning on the date hereof and ending on and including the date which is two hundred seventy-one (271) days after the Initial Closing Date, neither the Company nor its Subsidiaries will negotiate or contract with any party for any equity financing (including any debt financing with an equity component) or issue any equity securities of the Company or any Subsidiary or securities convertible or exchangeable into or for equity securities of the Company or any Subsidiary (including debt securities with an equity component) in any form (a "Participation Offering") unless it shall have first delivered to each Buyer or a designee appointed by such Buyer written notice (the "Participation Offering Notice") describing the proposed Participation Offering, including the size, terms and conditions thereof, and providing each Buyer an option to purchase up to its Aggregate Participation Percentage (as defined below) of the securities to be issued in such Participation Offering (the limitations referred to in this and the preceding sentence are collectively referred to as the "Capital Raising Limitations"). For purposes of this Section 4(g), "Aggregate Participation Percentage" shall mean the percentage obtained by multiplying (I) 75% by (II) the quotient of (i) the aggregate number of Initial Preferred Shares issued to such Buyer on the Initial Closing Date by (ii) the aggregate number of Initial Preferred Shares issued to all the Buyers on the Initial Closing Date. A Buyer can exercise its option to participate in a Participation Offering by delivering written notice to the Company within five (5) Business Days after receipt of a Participation Offering Notice, which notice shall state the quantity of securities being offered in the Participation Offering that such Buyer will purchase, up to its Aggregate Participation Percentage, and that number of securities it is willing to purchase in excess of its Aggregate Participation Percentage. In the event that one or more Buyers fail to elect to purchase up to each such Buyer's Aggregate Participation Percentage, then each Buyer which has indicated that it is willing to purchase a number of securities in such Participation Offering in excess of its Aggregate Participation Percentage shall be entitled to purchase its pro rata portion (determined in the same manner as described in the preceding sentence) of the securities in the Participation Offering which one or more of the Buyers have not elected to purchase. In the event the Buyers fail to elect to fully participate in the Participation Offering within the periods described in this Section 4(g), the Company shall have 45 days thereafter to sell the securities in the Participation Offering that the Buyers did not elect to purchase, upon terms and conditions, no more favorable to the purchasers thereof than specified in the Participation Offering Notice. In the event the Company has not sold such securities of the Participation Offering within such 45 day period, the Company shall not thereafter issue or sell such securities without first offering such securities to the Buyers in the manner provided in this Section 4(g). The Capital Raising Limitations shall not apply to (i) a loan from a commercial bank which does not have any equity feature, (ii) any transaction involving the Company's issuances of securities (A) as consideration in a merger or consolidation, (B) in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), or (C) as consideration for the acquisition of a business, product, license or other assets by the Company,

(iii) the issuance of Common Stock or debt in a firm commitment, underwritten public offering, (iv) the issuance of securities upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof, (v) the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option plan, restricted stock plan or stock purchase plan for the benefit of the Company's employees, directors or consultants, (vi) the issuance of securities pursuant to an underwritten offering by the Company in reliance upon Rule 144A under the 1933 Act with proceeds to the Company of at least $50,000,000 and which does not provide for any demand or piggyback registration rights for at least one (1) year from the date of the offering, and (vii) the issuance of Common Stock, without any additional equity component, which meets the following conditions:
(A) the price per share is greater than the average of the Weighted Average Prices (as defined in the Certificate of Amendment) of the Common Stock for the five (5) trading days ending on the date immediately preceding the Initial Closing Date, and (B) on the date of issuance of such shares of Common Stock, the price per share of such Common Stock is not less than eighty percent (80%) of the market price of the Common Stock on such date of issuance. The Buyers shall not be required to participate or exercise their right of first refusal with respect to a particular Participation Offering in order to exercise their right of first refusal with respect to later Participation Offerings.

            h. Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents and the Certificate of Amendment. The Company shall maintain the Common Stock's authorization for quotation on the Nasdaq National Market or the Nasdaq Small Cap Market or listed on The New York Stock Exchange or The American Stock Exchange (as applicable, the "Principal Market"). The Company shall promptly, and in no event later than the following Business Day, offer to provide to each Buyer copies of any notices it receives from the Principal Market regarding the continued eligibility of the Common Stock for listing on such automated quotation system or securities exchange. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(h).

            i. Expenses. Subject to Section 9(l) below, at or before the Closing, the Company shall pay an expense allowance of $50,000 to HFTP Investment L.L.C. (a Buyer) or their designee(s), which amount shall be paid prior to Closing or withheld by such Buyer from its Purchase Price to be paid at the Closing. HFTP Investment L.L.C. acknowledges that it has received $30,000 of such amount prior to the Closing.

            j. Filing of Form 8-K or Form 10-K. On or before March 30, 2000, the Company shall file a Form 8-K or Form 10-K with the SEC describing the terms of the transactions contemplated by the Transaction Documents and including as exhibits to such Form 8-K or Form 10-K this Agreement, the Certificate of Amendment, the Registration Rights Agreement and the Form of Warrant, in the form required by the 1934 Act. On or before the first (1st) Business Day following each Additional Closing Date the Company shall file a Form 8-K with the SEC describing the transaction consummated or proposed on such date. On or prior to the date the Company files the Form 8-K or Form 10-K with the SEC relating to the Initial Closing Date referred to in the first sentence of this
Section 4(j), the Company shall publicly disclose the Disclosed Information by filing with the SEC the Company's Form 10-K for the year ended December 31, 1999.

            k. Transactions With Affiliates. So long as (i) any Preferred Shares or Warrants are outstanding or any Buyer has the right to purchase any Additional Preferred Shares or (ii) any Buyer owns Conversion Shares or Warrant Shares with a market value equal to or greater than $500,000, the Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two years, stockholders who beneficially own 5% or more of the Common Stock, or affiliates of the Company or its Subsidiaries or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each a "Related Party"), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any agreement, transaction, commitment or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, or (c) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company. For purposes hereof, any director who is also an officer of the Company or any Subsidiary shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. "Affiliate" for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly,
(i) has a 5% or more equity interest in that person or entity, (ii) has 5% or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. "Control" or "controls" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

            l. Proxy Statement. The Company shall provide each stockholder entitled to vote at the next meeting of stockholders of the Company, which meeting shall occur on or before the earlier of (A) the date which is 60 days after the Proxy Statement Triggering Date (as defined below) and (B) June 30, 2001 (the "Stockholder Meeting Deadline"), a proxy statement, which has been previously reviewed by the Buyers and a counsel of their choice, soliciting each such stockholder's affirmative vote at such annual stockholder meeting for approval of the Company's issuance of all of the Securities as described in this Agreement in accordance with applicable law and the rules and regulations of the Principal Market (such affirmative approval being referred to herein as the "Stockholder Approval" and the Company shall use its best efforts to solicit its stockholders' approval of such issuance of the Securities and to cause the Board of Directors of the Company to recommend to the stockholders that they approve such proposal. Such proxy statement shall not seek approval of any matters other than the approval described in the preceding sentence and the election of directors. If the Company fails to hold a meeting of its stockholders by the Stockholder Meeting Deadline, then, as partial relief (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each holder of Preferred Shares an amount in cash per Preferred Share equal to the product of (i) the Purchase Price multiplied by (ii) .02 multiplied by (iii) the quotient of (x) the number of days after the Stockholder Meeting Deadline and prior to the date that a meeting of the Company's stockholders is held, divided by (y) 30. The Company shall make the payments referred to in the immediately preceding sentence within five days of the earlier of (I) the filing of the proxy statement or the holding of the meeting of the Company's stockholders, the failure of which resulted in the requirement to make such payments, and (II) the last day of each 30-day period beginning on the Stockholder Meeting Deadline. In the event the Company fails to make such payments in a timely manner, such payments shall bear interest at the rate of 2.0% per month (pro rated for partial months) until paid in full. "Proxy Statement Triggering Date" shall mean the first date after the date of this Agreement on which the sum of (A) the number of shares of Common Stock previously issued upon conversion of any of the shares of Preferred Stock, (B) the number of shares of Common Stock issuable upon conversion of all the outstanding shares of Preferred Stock based on the Conversion Price in effect on the date of such determination (without regard to any limitation upon the conversion), (C) the number of shares of Common Stock previously issued upon exercise of the Warrants, (D) and the number of shares of Common Stock issuable upon exercise of all the outstanding Warrants (without regard to any limitation upon exercise) and (E) on or after the Call Trigger Date, the number of shares of Common Stock which would be issuable upon conversion of the 5,000 Additional Preferred Shares and exercise of the related Additional Warrants, as if such Additional Preferred Shares and Additional Warrants were outstanding on such date of determination (without regard to any limitation upon the conversion of the Additional Preferred Shares or exercise of the Additional Warrants) equals or exceeds 15% of the number of shares of Common Stock issued and outstanding immediately prior to the Closing Date.

            m. Corporate Existence. So long as a Buyer beneficially owns any Preferred Shares or Warrants or has the right to purchase any Additional Preferred Shares, the Company shall maintain its corporate existence and shall not sell all or substantially all of the Company's assets, except in the event of a merger or consolidation or sale of all or substantially all of the Company's assets, where the surviving or successor entity in such transaction
(i) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith and (ii) is a publicly traded corporation whose common stock is quoted on or listed for trading on the Principal Market.

      5. TRANSFER AGENT INSTRUCTIONS.

            The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares and the Warrant Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Preferred Shares or exercise of the Warrants (the "Irrevocable Transfer Agent Instructions"). Prior to registration of the Conversion Shares and the Warrant Shares under the 1933 Act, all such certificates shall bear the restrictive legend specified in Section 2(g). The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5 and stop transfer instructions to give effect to Section 2(f) (in the case of the Conversion Shares and the Warrant Shares, prior to registration of the Conversion Shares and the Warrant Shares under the 1933 Act) will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. If a Buyer provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act or the Buyer provides the Company with a Representation Letter (as defined in Section 2(g)) relating to the sale of the Securities pursuant to Rule 144, the Company shall permit the transfer, and, in the case of the Conversion Shares and the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Buyer and without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Buyers shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

      6. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

            a. Initial Closing Date. The obligation of the Company to issue and sell the Initial Preferred Shares and the Initial Warrants to each Buyer at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

            (i) Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

            (ii) The Certificate of Amendment shall have been filed with the Department of State of the State of New York.

            (iii) Such Buyer shall have delivered to the Company the Purchase Price (less in the case of HFTP Investment L.L.C., the amounts withheld pursuant to Section 4(i)) for the Initial Preferred Shares and the Initial Warrants being purchased by such Buyer at the Initial Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

            (iv) The representations and warranties of such Buyer shall be true and correct as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Initial Closing Date.

            b. Additional Closing Date. The obligation of the Company hereunder to issue and sell the Additional Preferred Shares and the Additional Warrants to each Buyer at each Additional Closing is subject to the satisfaction, at or before such Additional Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

            (i) Such Buyer shall have delivered to the Company the Purchase Price for the Additional Preferred Shares and the related Additional Warrants being purchased by such Buyer at the applicable Additional Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

            (ii) The representations and warranties of such Buyer shall be true and correct as of the date when made and as of the applicable Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the applicable Additional Closing Date.

      7. CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.

            a. Initial Closing Date. The obligation of each Buyer hereunder to purchase the Initial Preferred Shares and the Initial Warrants from the Company at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

            (i) The Company shall have executed each of the Transaction Documents and delivered the same to such Buyer.

            (ii) The Certificate of Amendment, shall have been filed with the Department of State of the State of New York, and a copy thereof certified by such Department of State shall have been delivered to such Buyer.

            (iii) The Common Stock (x) shall be designated for quotation or listed on the Principal Market and (y) shall not have been suspended by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market; and the Conversion Shares and the Warrant Shares issuable upon conversion or exercise of the Preferred Shares and the related Warrants, as the case may be shall be listed upon the Principal Market.

            (iv) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Initial Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Initial Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer including, without limitation, an update as of the Initial Closing Date regarding the representation contained in Section 3(c) above.

            (v) Such Buyer shall have received the opinion of Venable Baetjer Howard & Civiletti, LLP dated as of the Initial Closing Date, in form, scope and substance satisfactory to such Buyer.

            (vi) Such Buyer shall have received the opinion of Patricia Ann Lind, Esq. dated as of the Initial Closing Date, in form, scope and substance satisfactory to such Buyer.

            (vii) The Company shall have executed and delivered to such Buyer the Preferred Stock Certificates for the Initial Preferred Shares and the Initial Warrants (in such denominations as such Buyer shall request) for the Initial Preferred Shares and the Initial Warrants being purchased by such Buyer at the Initial Closing.

            (viii) The Board of Directors of the Company shall have adopted resolutions consistent with Section 3(b)(ii) above and in a form reasonably acceptable to such Buyer (the "Resolutions").

            (ix) As of the Initial Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Initial Preferred Shares and the exercise of the Initial Warrants, at least 2,300,000 shares of Common Stock.

            (x) The Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, shall have been delivered to and acknowledged in writing by the Company's transfer agent.

            (xi) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each active Subsidiary in such entity's state of incorporation or organization issued by the Secretary of State of such state of incorporation or organization as of a date within ten days of the Initial Closing Date.

            (xii) The Company shall have delivered to such Buyer a certified copy of the Certificate of Incorporation as certified by the Department of State of the State of New York as of a date within ten days of the Initial Closing Date.

            (xiii) The Company shall have delivered to such Buyer a secretary's certificate, dated as the Closing Date, as to (A) the Resolutions, (B) the Certificate of Incorporation and (C) the Bylaws, each as in effect at the Initial Closing.

            (xiv) The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws.

            (xv) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

            b. Additional Closing Dates. The obligation of each Buyer hereunder to purchase the Additional Preferred Shares and the Additional Warrants from the Company at each of the applicable Additional Closings is subject to the satisfaction, at or before each of the Additional Closing Dates, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion:

            (i) The Company shall have complied with and satisfied all of the requirements of Section 1(c).

            (ii) The Certificate of Amendment, shall be in full force and effect and shall not have been amended since the Initial Closing Date, and a copy thereof certified by the Department of State of the State of New York shall have been delivered to such Buyer.

            (iii) The Common Stock (x) shall be designated for quotation or listed on the Principal Market and (y) shall not have been suspended by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market; and the Conversion Shares and the Warrant Shares issuable upon conversion or exercise of the Additional Preferred Shares and the related Additional Warrants, as the case may be shall be listed upon the Principal Market.

            (iv) The representations and warranties of the Company shall be true and correct as of the date when made and as of the applicable Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents or the Certificate of Amendment to be performed, satisfied or complied with by the Company at or prior to the applicable Additional Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the applicable Additional Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer including, without limitation, an update as of the applicable Additional Closing Date regarding the representation contained in Section 3(c).

            (v) Such Buyer shall have received the opinion of Venable Baetjer Howard & Civiletti, LLP dated as of the applicable Additional Closing Date, in form, scope and substance satisfactory to such Buyer.

            (vi) Such Buyer shall have received the opinion of Patricia Anne Lind, Esq. dated as of the applicable Additional Closing Date, in form, scope and substance satisfactory to such Buyer.

            (vii) The Company shall have executed and delivered to such Buyer the Preferred Stock Certificates for the Additional Preferred Shares and the Additional Warrants (in such denominations as such Buyer shall request) for the Additional Preferred Shares and the Additional Warrants being purchased by such Buyer at the applicable Additional Closing.

            (viii) The Board of Directors of the Company shall have adopted, and shall not have amended, the Resolutions.

            (ix) As of the applicable Additional Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Additional Preferred Shares and exercise of the Additional Warrants being purchased at such Additional Closing, a number of shares of Common Stock equal to at least 175% of the number of shares of Common Stock which would be issuable upon conversion in full of such Additional Preferred Shares (without regard to any limitations on conversions) and 175% of the number of shares of Common Stock which would be issuable upon exercise in full of such Additional Warrants (without regard to any limitations on exercises), as if such Additional Preferred Shares and Additional Warrants were issued and outstanding on such Additional Closing Date.

            (x) The Irrevocable Transfer Agent Instructions shall remain in effect as of the applicable Additional Closing Date and the Company shall cause its Transfer Agent to deliver a letter to such Buyer to that effect.

            (xi) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each active Subsidiary in such entity's state of incorporation or organization issued by the Secretary of State of such state of incorporation or organization as of a date within ten days of the applicable Additional Closing Date.

            (xii) The Company shall have delivered to such Buyer a certified copy of the Certificate of Incorporation as certified by the Department of State of the State of New York as of a date within ten days of the applicable Additional Closing Date.

            (xiii) The Company shall have delivered to such Buyer a secretary's certificate, dated as the Closing Date, as to (A) the Resolutions, (B) the Certificate of Incorporation and (C) the Bylaws, each as in effect at the applicable Additional Closing.

            (xiv) The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws.

            (xv) The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the applicable Additional Closing Date.

            (xvi) The Initial Registration Statement (as defined in the Registration Rights Agreement) covering the resale of the Conversion Shares and Warrant Shares has been declared effective by the SEC on or prior to the applicable Effectiveness Deadline and at all times since being declared effective has been effective and available for the sale of no less than the sum of (A) 100% of the number of Conversion Shares then issuable upon the conversion of all outstanding Preferred Shares (without regard to any limitations on conversions), (B) 100% of the number of Warrant Shares into which all outstanding Warrants are then exercisable (without regard to any limitations on exercises)and (C) the number of Conversion Shares and Warrant Shares outstanding, which were acquired upon conversion or exercise of the Initial Preferred Shares the Initial Warrants, as the case may be, and held by the Buyers at such time.

            (xvii) If the applicable Additional Closing is after the Stockholder Meeting Deadline, then the Company shall have received Stockholder Approval on or prior to the Stockholder Meeting Deadline.

            (xviii) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

      8. INDEMNIFICATION. In consideration of each Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents and the Certificate of Amendment, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, officers, directors, employees and direct or indirect investors and any of the foregoing persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (d) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 8 shall be the same as those set forth in Sections 6(a) and (d) of the Registration Rights Agreement, including, without limitation, those procedures with respect to the settlement of claims and the Company's rights to assume the defense of claims.

      9. GOVERNING LAW; MISCELLANEOUS.

            a. Governing Law; Jurisdiction; Jury Trial. The corporate laws of the State of New York shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule

(whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

            b. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

            c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

            d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

            e. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between each Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Buyers which purchased at least two-thirds (_) of the Initial Preferred Shares on the Initial Closing Date or, if prior to the Initial Closing Date, the Buyers listed on the Schedule of Buyers as being obligated to purchase at least two-thirds (_) of the Initial Preferred Shares, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares or Warrants then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents or the Certificate of Amendment unless the same consideration also is offered to all of the parties to the Transaction Documents or holders of the Securities, as the case may be.

            f. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

      If to the Company:

                The Netplex Group, Inc.
                1800 Robert Fulton Drive, Suite 250
                Reston, Virginia 20191
                Telephone:       (703) 262-6875
                Facsimile:       (703) 716-1110
                Attention:       Gene F. Zaino

      With a copy to:

                Venable, Baetjer, Howard & Civiletti, LLP
                1615 L Street, N.W., Suite 400
                Washington, D.C.  20036
                Telephone:        (202) 429-3245
                Facsimile:        (202) 429-3231
                Attention:        Wallace Christner, Esq.

      If to the Transfer Agent:

                American Stock Transfer and Trust Company
                40 Wall Street
                New York, New York 10005
                Telephone:         (718) 921-8254
                Facsimile:         (718) 921-8328
                Attention:         Milton Sierra

If to a Buyer, to it at the address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers, or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

            g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Preferred Shares. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least two-thirds (_) of the Preferred Shares then outstanding, including by merger or consolidation, except pursuant to a Change of Control (as defined in Section 4(c) of the Certificate of Amendment) with respect to which the Company is in compliance with Section 4 of the Certificate of Amendment. A Buyer may assign some or all of its rights hereunder to (i) a Permitted Transferee (as defined below) without the consent of the Company and
(ii) to a person which is not a Permitted Transferee with the prior written consent of the Company, which consent shall not be unreasonably withheld, provided, however, that any such assignment shall not release such Buyer from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption, to the extent necessary. Notwithstanding anything to the contrary contained in the Transaction Documents, the Buyers shall be entitled to pledge the Securities in connection with a bona fide margin account or other loan secured by the Securities. For purposes of this Section 9(g), a "Permitted Transferee" shall mean (i) a Buyer,
(ii) an Affiliate (as that term is defined in Rule 501(b) under the 1933 Act) of a Buyer, (iii) any holder of Preferred Shares or Warrants or rights to purchase Additional Preferred Shares, (iv) any Affiliate of a holder of Preferred Shares or Warrants, or (v) any other investment fund that, with such investment fund's Affiliates, has under management at least $100 million.

            h. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

            i. Survival. Unless this Agreement is terminated under Section 9(l), the representations and warranties of the Company and the Buyers contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, and the indemnification provisions set forth in Section 8, shall survive the Closings. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

            j. Publicity. The Company and each Buyer shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations (although each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).

            k. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

            l. Termination. In the event that the Initial Closing shall not have occurred with respect to a Buyer on or before five (5) Business Days from the date hereof due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this Section 9(l), the Company shall remain obligated to reimburse any nonbreaching Buyers for the expenses described in Section 4(i) above.

            m. Placement Agent. The Company acknowledges that it has engaged J.C. Bradford and Co. as placement agent in connection with the sale of the Preferred Shares and the related Warrants, which placement agent may have formally or informally engaged other agents on its behalf. The Company shall be responsible for the payment of any placement agent's fees or broker's commissions relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out of pocket expenses) arising in connection with any such claim.

            n. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

            o. Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and the Certificate of Amendment and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

            p. Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to the Registration Rights Agreement, the Certificate of Amendment or Warrants or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                                   * * * * * *

      IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:                           BUYERS:

THE NETPLEX GROUP, INC.                 HFTP INVESTMENT L.L.C.


By: /s/ GENE F. ZAINO                   By: Promethean Asset Management L.L.C.
   --------------------------------         Its: Investment Manager
   Name:  GENE F. ZAINO
        ---------------------------
   Title: CHAIRMAN & CEO                By: /s/ [ILLEGIBLE]
         --------------------------        -------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------


                                        FISHER CAPITAL LTD.

                                        By: /s/ Daniel J. Hopkins
                                           -------------------------------------
                                           Name: Daniel J. Hopkins
                                           Its: Authorized Signatory


                                        WINGATE CAPITAL LTD.

                                        By: /s/ Daniel J. Hopkins
                                           -------------------------------------
                                           Name: Daniel J. Hopkins
                                           Title: Authorized Signatory

                               SCHEDULE OF BUYERS

                                                                                 Number of
                                                                                  Initial
                                                Investor Address                 Preferred       Investor's Legal Representatives'
        Investor's Name                       and Facsimile Number                Shares            Address and Facsimile Number
-------------------------------     -------------------------------------      -----------      -----------------------------------

HFTP Investment L.L.C.              Promethean Asset Management L.L.C.            3,400         Promethean Investment Group, L.L.C.
                                    50 Lexington Avenue, 22nd Floor                             750 Lexington Ave., 22nd Floor
                                    New York, NY 10022                                          New York, New York 10022
                                    Attention: James F. O'Brien, Jr.                            Attn: James F. O'Brien, Jr.
                                               John Floegel                                           John Floegel
                                    Telephone: (212) 702-5200                                   Telephone: 212-702-5200
                                    Facsimile: (212) 758-9334                                   Facsimile: 212-758-9334
                                    Residence: New York
                                                                                                Katten Muchin & Zavis
                                                                                                525 W. Monroe Street
                                                                                                Chicago, Illinois 60661-3693
                                                                                                Attention: Robert J. Brantman, Esq.
                                                                                                Telephone: (312) 902-5200
                                                                                                Facsimile: (312) 902-1061

Fisher Capital Ltd.                  _Citadel Investment Group, L.L.C.            4,290         Katten Muchin & Zavis
                                     225 West Washington Street                                 525 W. Monroe Street
                                     Chicago, Illinois  60606                                   Chicago, Illinois 60661-3693
                                     Attention: Daniel J. Hopkins                               Attention: Robert J. Brantman, Esq.
                                     Telephone: (312) 696-2100                                  Telephone: (312) 902-5200
                                     Facsimile: (312) 338-0780                                  Facsimile: (312) 902-1061
                                     Residence: Cayman Islands

Wingate Capital Ltd.                 _Citadel Investment Group, L.L.C.            2,310         Katten Muchin & Zavis
                                     225 West Washington Street                                 525 W. Monroe Street
                                     Chicago, Illinois  60606                                   Chicago, Illinois 60661-3693
                                     Attention: Daniel J. Hopkins                               Attention: Robert J. Brantman, Esq.
                                     Telephone: (312) 696-2100                                  Telephone: (312) 902-5200
                                     Facsimile: (312) 338-0780                                  Facsimile: (312) 902-1061
                                     Residence: Cayman Islands

                                    SCHEDULES

Schedule 3(a)              Subsidiaries
Schedule 3(c)              Capitalization
Schedule 3(e)              Conflicts
Schedule 3(f)              SEC Documents
Schedule 3(g)              Material Changes
Schedule 3(h)              Litigation
Schedule 3(o)              Intellectual Property
Schedule 3(q)              Liens
Schedule 3(w)              Certain Transactions

                                    EXHIBITS

Exhibit A                  Form of Certificate of Amendment for the Series D
                           Preferred Stock
Exhibit B                  Form of Warrant
Exhibit C                  Form of Registration Rights Agreement
Exhibit D                  Form of Irrevocable Transfer Agent Instructions
Exhibit E                  Form of Representation Letter